Exhibit 99.2

UNDER ARMOUR, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 17, 2015, Under Armour, Inc. (the “Company”) completed its acquisition of MyFitnessPal, Inc. (“MFP”), a Delaware corporation (the “Merger”). MFP is now a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Merger. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of the Company and MFP. These financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and MFP, has been prepared assuming the Merger closed on December 31, 2014, and includes preliminary adjustments to reflect the events that are directly attributable to the Merger and factually supportable. In addition, the unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of the Company and MFP and has also been adjusted to give effect to pro forma events that are directly attributable to the Merger, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma combined statement of operations has been prepared assuming the Merger closed on January 1, 2014.

The Company has prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that it believes are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Merger occurred on that date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the Merger or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration paid for MFP is allocated to its assets and liabilities based on their fair value as of the date of the completion of the Merger. The purchase price allocation and valuation is based on preliminary estimates, subject to final adjustments and provided for informational purposes only.
These unaudited pro forma combined condensed financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the historical financial statements of MFP for the year ended December 31, 2014 contained in this Form 8-K/A.

Under Armour, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet

	As of December 31, 2014
	Historical	Historical	Pro forma		Pro forma
	Under Armour, Inc.	MyFitnessPal, Inc.	Adjustments		Combined
Assets	(in thousands)
Current assets:
Cash and cash equivalents	$593,175	$4,523	$(63,927)	(a)	$533,771
Short-term investments	—	8,001	—		8,001
Accounts receivable, net	279,835	2,008	—		281,843
Inventories	536,714	—	—		536,714
Prepaid expenses and other current assets	87,177	788	—		87,965
Deferred income taxes	52,498	—	14,463	(e)	66,961
Total current assets	1,549,399	15,320	(49,464)		1,515,255
Property and equipment, net	305,564	243	—		305,807
Goodwill	123,256	47	404,591	(b)	527,894
Intangible assets, net	26,230	—	48,300	(c)	74,530
Deferred income taxes	33,570	—	(17,270)	(e)	16,300
Other long-term assets	57,064	113	—		57,177
Total assets	$2,095,083	$15,723	$386,157		$2,496,963
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$210,432	$939	$3,414	(d)	$214,785
Accrued expenses	147,681	941	—		148,622
Current maturities of long term debt	28,951	—	15,000	(a)	43,951
Other current liabilities	34,563	—	—		34,563
Total current liabilities	421,627	1,880	18,414		441,921
Long term debt, net of current maturities	255,250	—	385,000	(a)	640,250
Other long-term liabilities	67,906	—	—		67,906
Total liabilities	744,783	1,880	403,414		1,150,077
Series A-1 redeemable convertible preferred stock	—	18,084	(18,084)	(f)	—
Stockholders’ equity (deficit):
Class A Common Stock	59	—	—		59
Class B Convertible Common Stock	12	—	—		12
Additional paid-in capital	508,350	718	(718)	(f)	508,350
Retained earnings (Accumulated deficit)	856,687	(4,959)	1,545	(f) (d)	853,273
Accumulated other comprehensive income (loss)	(14,808)	—	—		(14,808)
Stockholders’ equity (deficit)	1,350,300	(4,241)	827		1,346,886
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$2,095,083	$15,723	$386,157		$2,496,963

See notes to unaudited pro forma condensed combined financial statements

Under Armour, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2014
	Historical	Historical	Pro forma		Pro forma
	Under Armour, Inc.	MyFitnessPal, Inc.	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$3,084,370	$13,971	—		$3,098,341
Cost of goods sold	1,572,164	2,900	—		1,575,064
Gross profit	1,512,206	11,071	—		1,523,277
Selling, general and administrative expenses	1,158,251	17,668	13,403	(c) (g)	1,189,322
Income (loss) from operations	353,955	(6,597)	(13,403)		333,955
Interest income, net	(5,335)	—	(5,191)	(h)	(10,526)
Other income (expense), net	(6,410)	74	—		(6,336)
Income (loss) before income taxes	342,210	(6,523)	(18,594)		317,093
Provision (benefit) for income taxes	134,168	(15)	(10,072)	(i)	124,081
Net income (loss)	$208,042	$(6,508)	$(8,522)		$193,012

Net income available per common share:
Basic	$0.98				$0.91
Diluted	$0.95				$0.88

Weighted average common shares outstanding:
Basic	213,227				213,227
Diluted	219,380				219,380

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2014 combines the historical consolidated balance sheets of the Company and MFP and has been prepared as if the Merger had occurred on December 31, 2014. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 combines the historical consolidated statement of operations of the Company and MFP and has been prepared has been prepared as if the Merger closed on January 1, 2014. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Merger, factually supportable and expected to have a continuing impact on the combined results.
The Merger was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the Merger closing date. The assets of MFP have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.
The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of MFP as of the effective date of the Merger was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of MFP as of the Merger date. Accordingly, the purchase accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.
For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of MFP at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.
These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Merger occurred on that date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the Merger or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

2.	Purchase Price
The unaudited pro forma condensed combined financial information reflects the purchase price as follows (in thousands):

December 31, 2014
Identifiable intangible assets:
User base	38,300
Nutrition database	4,500
Technology	3,200
Trade name	2,300
Other net liabilities assumed	11,036
Net assets acquired	59,336
Goodwill	404,591
Total purchase price	$463,927
Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long‑lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long‑lived assets were valued using a discounted cash flow method. In the unaudited pro forma combined balance sheet as of December 31, 2014, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $404.6  million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $48.3 million.

3.	Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)
Cash: Reflects $463.9 million in cash consideration paid to the MFP stockholders and holders of securities convertible into MFP common stock net of proceeds of $250.0 million and $150.0 million from the Company’s amended revolving credit facility and term loan facility, respectively, used to fund the Merger.

(b)
Goodwill: Adjustments to record goodwill resulting from the Merger. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(c)
Intangible Assets: Adjustments to reflect the preliminary fair values of MFP’s identifiable intangible assets and the associated amortization expense. The primary assets include user base, tradename, technology and nutrition database. The fair value and amortization adjustment for each asset are based on preliminary assumptions. These assumptions are subject to further analysis and may change, which would result in a change to the adjustments included in the unaudited pro forma financial information. The following table presents the fair value, useful life and pro forma amortization adjustments for each asset (in thousands, except for estimated useful life):

Asset	Fair Value	Useful Life	Incremental Amortization
User base	$38,300	10 years	$3,830
Nutrition database	4,500	10 years	450
Technology	3,200	5 years	640
Tradename and trademark	2,300	5 years	460

(d)	Transaction-related costs: Adjustment to record $5.7 million in fees related to the Merger with MFP, net of tax of $2.3 million.

(e)
Deferred tax assets: Adjustment to record current and non-current net deferred assets, of $14.5 million and $(17.2) million, respectively, primarily relating to MFP’s net operating loss carryforwards offset by deferred tax liabilities primarily relating to basis differences for identified intangible assets

(f)	MFP redeemable convertible preferred stock and stockholders’ deficit: Reflects the elimination of MFP’s redeemable convertible preferred stock and stockholders’ deficit.

(g)
Share-based compensation: Reflects the effect of share-based compensation expense related to a portion of MFP’s outstanding unvested options assumed by the Company and converted into options to purchase an aggregate of 289.7 thousand shares of the Company’s Class A common stock less historical MFP stock compensation expense as follows:

Share-based compensation expense	$8,533
Less: share-based compensation expense recorded by MFP	(510)
Adjustments to compensation expense	$8,023

(h)
Interest expense: Interest expense for additional borrowings of $250.0 and $150.0 million from the Company’s amended revolving credit facility and term loan facility, respectively. The Company obtained a variable interest rate of one month LIBOR plus a margin of 1.125% for a rate of 1.297%. The effect of a 1/8 of a percent variance in the interest rate on net income attributable to the Company is $299 thousand.

(i)
Income taxes: Adjustments reflect the tax effect of income (loss) before income taxes for MFP and the pro forma adjustments at the estimated statutory income tax rate of 40.1%.  The full tax benefit of income (loss) before income taxes for MFP was not realizable on a stand-alone basis.